Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Uniroyal Global Engineered Products, Inc.
Sarasota, FL

We hereby consent to the incorporation by reference in Registration Statement Number 333‑207197 on Form S‑8 of Uniroyal Global Engineered Products, Inc. (formerly known as Invisa, Inc.), of our report dated March 19, 2018 relating to the consolidated balance sheets of Uniroyal Global Engineered Products, Inc. and subsidiaries as of December 31, 2017 and January 1, 2017 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flow for the years then ended which appear in this Annual Report on Form 10‑K.

/s/ Frazier & Deeter, LLC
Tampa, Florida
March 19, 2018